Exhibit 10.1

EXECUTION VERSION
11/20/2014

PURCHASE AGREEMENT

by and between:

CERTUSHOLDINGS, INC.

a Delaware Corporation

and

INVESTVIEW, INC.

a Nevada Corporation

Dated as of November 21, 2014

TABLE OF CONTENTS

1.	definitions.		1

2.	sale and transfer of shares; closing		1
	2.1	purchase and sale	1
	2.2	purchase price	1
	2.3	Transactions to Be Effected at the Closing	1
	2.4	Closing	2
	2.5	Withholding Tax	2

3.	REPRESENTATIONS AND WARRANTIES OF SELLER		3
	3.1	Organization; Existence, and Good Standing	3
	3.2	Enforceability; Authority; No Conflict	3
	3.3	Financial Statements	4
	3.4	Absence of Certain Changes, Events, and Conditions	4
	3.5	Material Contracts	4
	3.6	Title to Assets; Encumbrances	5
	3.7	Customer Issues	5
	3.8	Taxes	6
	3.9	No Material Adverse Effects	6
	3.10	Compliance with Legal Requirements; Governmental Authorizations	7
	3.11	Legal Proceedings; Judgments	8
	3.12	Intellectual Property; Trade Secrets	8
	3.13	Interests of Related Persons	9

4.	Representations and Warranties of Buyer		9
	4.1	Existence and Good Standing	9
	4.2	Authorization	9
	4.3	Regulatory Consents	9

5.	Covenants of Seller Prior to Closing Date		9
	5.1	Clients List; Access and Investigation	9
	5.2	Operation of the Business of the Targets	10
	5.3	Available Cash after Closing	10
	5.4	Negative Covenant	10
	5.5	Required Approvals	10

6.	Covenants of Buyer Prior to Closing Date		10
	6.1	Approvals of Governmental Bodies	10
	6.2	Reasonable Best Efforts	11

7.	Conditions Precedent to Buyer’s Obligation to Close		11
	7.1	Due Diligence and Disclosure Schedule	11
	7.2	Accuracy of Representations	11
	7.3	Seller’s Performance	11

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	7.4	Regulatory Consents	11
	7.5	No Proceedings	11
	7.6	No Prohibition	11
	7.7	Operation in the Ordinary Course; No Adverse Change	12

8.	Conditions Precedent to Seller’ Obligation to Close		12
	8.1	Accuracy of Representations	12
	8.2	Buyer’s Performance	12
	8.3	No Injunction	12
	8.4	Regulatory Consents	12
	8.5	Employee Hiring	12
	8.6	License Agreements	13

9.	INDEMNIFICATION		13
	9.1	Survival; Right to Indemnification not Affected by Knowledge	13
	9.2	Indemnification and Payment of Damages by Seller	13
	9.3	Indemnification and Payment of Damages by Buyer	14
	9.4	Procedure of Indemnification—Third Party Claims	14
	9.5	Procedure for Indemnification—Other Claims	15
	9.6	arbitration	15

10.	Termination.		15
	10.1	Termination Events	15
	10.2	Effect of Termination	16

11.	POST-CLOSING COVENANTS		16
	11.1	Taxes	16
	11.2	Confidentiality	16
	11.3	Employee Matters	17

12.	General Provisions.		17
	12.1	Expenses	17
	12.2	Casualty Loss	17
	12.3	Public Announcements	17
	12.4	Notices	17
	12.5	Further Assurances	18
	12.6	Waiver	18
	12.7	Entire Agreement and Modification	18
	12.8	Assignments, Successors, and No Third-Party Rights	19
	12.9	Severability	19
	12.10	Section Headings; Construction	19
	12.11	Arbitration	19
	12.12	Litigation	20
	12.13	Legal Fees and Costs	20
	12.14	Mutual Drafting	20
	12.15	Execution of Agreement	20

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PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is made effective as of November 21, 2014, by and between CertusHoldings, Inc. (“Seller”), a Delaware corporation, and Investview, Inc. (“Buyer”), a Nevada corporation.

Background

Whereas, Seller owns the outstanding shares of common stock (the “Shares”) of CertusSecurities, Inc. (“CSI”), a Georgia corporation and wholly owned subsidiary of Seller. CSI is a registered broker-dealer engaged in the business of providing investment advice and other financial advisory services and products to private accounts of certain institutional and individual investors (the “CSI Business”).

Whereas, Seller owns 100% of the membership interests (the “Membership Interests”) of CertusInvestment Advisors, LLC (“CIA”; together with CSI, the “Targets”), a limited liability company and wholly owned subsidiary of Seller. CIA is a registered investment advisor engaged in the business of providing investment advice and other financial advisory services and products to private accounts of certain institutional and individual investors (the “CIA Business”; together with the CSI Business, the “Businesses”).

Whereas, Buyer desires to acquire, and Seller desires to sell to Buyer, upon the terms and subject to the conditions set forth in this Agreement, (1) all of the outstanding and issued Shares of common stock of CSI; and (2) 100% of the Membership Interests in CIA.

Now, Therefore, in consideration of the foregoing and the terms and conditions set forth herein, the parties hereby agree as follows:

Terms and Conditions

1.          definitions. Unless otherwise indicated, capitalized terms of general applicability are defined in Exhibit A.

2.          sale and transfer of shares; closing.

2.1         purchase and sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares.

2.2         purchase price. Buyer shall pay to Seller an aggregate purchase price of $190,000 (the “Purchase Price”). The Purchase Price will be payable at the Closing. The payment of this Purchase Price is referred to herein as the “Purchase Payment.”

2.3         Transactions to Be Effected at the Closing.

(a)          At the Closing, Buyer shall deliver to Seller:

(i)          The Purchase Payment by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer no later than three Business Days prior to the Closing Date;

(ii)         A certificate executed by Buyer representing and warranting to Seller that each of Buyer’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

(iii)        All other agreements, documents, instruments, license agreements substantially in the form of Exhibit B, or certificates (collectively, the “Ancillary Agreements”) required to be delivered by Buyer at or prior to the Closing pursuant to Article 7 of this Agreement or otherwise necessary to effect the Contemplated Transactions.

(b)         At the Closing, Seller shall deliver to Buyer:

(i)          Stock certificates evidencing the Shares, free and clear of all encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank in the form of Exhibit C to this Agreement (the “Assignment of Shares”);

(ii)         An executed copy of the assignment of Membership Interests free and clear of all encumbrances, duly endorsed in blank or accompanied by such other instruments of transfer duly executed in blank in the form of Exhibit D to this Agreement (the “Assignment of Membership Interest”);

(iii)        A certificate executed by Seller representing and warranting to Buyer that each of Seller’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

(iv)        All other agreements, documents, instruments, or certificates required to be delivered by Seller at or prior to the Closing pursuant to Article 8 of this Agreement or otherwise necessary to effect the Contemplated Transactions.

2.4         Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares and the Membership Interests contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 9:00 a.m., no later than three Business Days after the last of the conditions to the Closing set forth in Article 7 and Article 8 have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at a mutually agreeable location, or by facsimile or electronic transmission of signed counterparts of this Agreement and the Ancillary Agreements, and wire transfer payments (the day on which the Closing takes place being the “Closing Date”).

2.5         Withholding Tax. Buyer and Seller shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and Seller may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

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3.        REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer as follows:

3.1         Organization; Existence, and Good Standing.

(a)          Seller is a corporation duly organized and validly existing under the laws of the State of Delaware and is the owner of 100% of the authorized and outstanding capital stock of CSI and 100% of the Membership Interests in CIA.

(b)          CSI is a corporation duly organized and validly existing under the laws of the State of Georgia, with full corporate power and authority to conduct the CSI Business as it is now being conducted, to own or use its properties and assets, and to perform all its obligations under such CSI’s contracts. CSI is duly qualified to do business and is in good standing under the laws of each other state or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except in each case where the failure to qualify or to be in good standing would not have a material adverse effect on CSI.

(c)          CIA is a limited liability company duly organized and validly existing under the laws of the State of Georgia, with full corporate power and authority to conduct the CIA Business as it is now being conducted, to own or use its properties and assets, and to perform all its obligations. CIA is duly qualified to do business and is in good standing under the laws of each other state or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except in each case where the failure to qualify or to be in good standing would not have a material adverse effect on CIA.

(d)          Seller has made available to Buyer complete and accurate copies of each of the Targets’ Organizational Documents, as currently in effect.

3.2         Enforceability; Authority; No Conflict.

(a)          This Agreement and the Contemplated Transactions constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with the terms contained herein and therein. Seller has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and such action has been duly authorized by all necessary action by Seller.

(b)          Except as set forth on Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by Seller will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Seller or either of the Targets, or (B) any resolution adopted by Seller; (ii) contravene, conflict with, or result in a violation of any Legal Requirement or any Order to which Seller may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify any Governmental Authorization that is held by Seller or otherwise give any Governmental Body the right to challenge the Contemplated Transactions; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract; or (v) cause either of the Targets to become subject to or liable for the payment of any Tax

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(c)          Except as set forth in Schedule 3.2(c), Seller will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions.

(d)          Seller is and will be, on the Closing Date, the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. Except as set forth on Schedule 3.2(a), there are no contracts relating to the issuance, sale, or transfer of any Shares, Membership Interest, or other equity securities of either of the Targets.

3.3         Financial Statements. Seller has delivered to Buyer: (a) unaudited consolidated balance sheets of each of CSI and CIA for the twelve-month period ending December 31, 2013 and the nine-month period ending September 30, 2014, and the related unaudited consolidated statements of income. To the best of Seller’s knowledge, such financial statements are in accordance with GAAP.

3.4         Absence of Certain Changes, Events, and Conditions. Since the date of the financial statements made available to Buyer pursuant to Section 3.3 and other than in the Ordinary Course of Business consistent with past practice, there has not been, with respect to either of the Targets, any:

(a)          event, occurrence, or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(b)          imposition of any Encumbrance upon either of the Targets’ equity or assets, tangible or intangible.

3.5         Material Contracts.

(a)          Schedule 3.5(a) lists each of the following contracts of either of the Targets (such contracts, together with all contracts concerning the occupancy, management, or operation of any real property listed or otherwise disclosed in Schedule 3.13 and all contracts relating to Intellectual Property set forth in Schedule 3.13, being “Material Contracts”):

(i)          each contract of either of the Targets involving aggregate consideration in excess of $30,000 and which, in each case, cannot be cancelled by either of the Targets without penalty or without more than 90 days’ notice;

(ii)         all broker, distributor, dealer, franchise, agency, sales promotion, market research, marketing consulting, and advertising contracts to which either of the Targets are a party;

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(iii)        all Employment Agreements and contracts with independent contractors or consultants (or similar arrangements) to which either of the Targets are a party and which are not cancellable without penalty or without more than ninety days’ notice;

(iv)        all contracts with payments, termination provisions, or any other provision which will be triggered by a change in control of the Shares or Membership Interest; and

(v)         all contracts between or among CSI on the one hand and Seller or any affiliate or subsidiary of Seller (other than CSI) on the other hand; and all contracts between or among CIA on the one hand and Seller or any affiliate or subsidiary of Seller (other than CIA) on the other hand.

(b)          Each Material Contract is valid and binding on each of the Targets in accordance with its terms and is in full force and effect. To the Knowledge of Seller, neither of the Targets nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

(c)          On the date that is the 30th day after the Closing Date, or if such date is not a business day, on the date that is the first business day following the date that is the 30th day after the Closing Date, Buyer and Seller shall make a post-closing adjustment payment with respect to the Material Contracts. Seller shall be responsible for payment of any amounts attributable to seller under the Material Contracts which were accrued or which are related to Seller’s receipt of services, goods, materials or other things of benefit prior to the Closing Date.

3.6         Title to Assets; Encumbrances. Neither of the Targets own any real property for the conduct of the Businesses. Schedule 3.6 contains a complete and accurate list of all leasehold or other interests of each of the Targets in real property for the conduct of the Businesses. Seller has made available to Buyer copies of the instruments (whether or not recorded) by which Seller or the either of the Targets acquired such interests, and copies of all title insurance policies, bills of sale, opinions, abstracts, and surveys of either of the Targets relating to such interests. Each of the Targets have good title to all personal property and equipment they own, all of which are free and clear of all Encumbrances.

3.7         Customer Issues.

(a)          Schedule 3.7(a) sets forth all Licenses held by each of the Targets and any agent of either of the Targets listed by jurisdiction. The Licenses are current and in full force and effect, and no Governmental Body has Threatened to terminate any License.

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(b)          Schedule 3.7(b) sets forth a list and reasonable description of all claims or Proceedings involving either of the Targets or any employees or agents of either of the Targets since January 1, 2013: (i) relating to the Businesses; (ii) relating to Liabilities for payments under any bond, or (iii) brought or Threatened by a customer or former customer of either of the Targets with respect to a product or service provided by either of the Targets during such period.

3.8         Taxes.

(a)          Each of the Targets have filed all Tax Returns that are or were required to be filed by or with respect to it pursuant to applicable Legal Requirements (including, without limitation, the Targets’ most current Tax Returns). Each of the Targets have paid all Taxes that have or may have become due pursuant to those Tax Returns or otherwise for all periods up to and including the Closing Date, or pursuant to any assessment received by either of the Targets except in respect of such Taxes as are listed in Schedule 3.10(a) and are being contested in good faith.

(b)          Seller has made available to Buyer complete and accurate copies of each of the Targets’ Tax Returns as of each of the Targets’ year-end in each of the years 2012 and 2013.

(c)          Except as set forth on Schedule 3.8(c), since January 1, 2013, neither of the Targets’ Tax Returns have been, or are presently, subject to audits by any Governmental Body.

(d)          There exists no proposed tax assessment against either of the Targets. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by either of the Targets. All Taxes that each of the Targets are or were required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person, except for unintentional, incidental, and immaterial errors in the calculation, withholding, or collection of such Taxes of a type and nature made or incurred in a manner consistent with operation of each of the Targets in accordance with prudent business practices.

(e)          All Tax Returns filed by or on behalf of each of the Targets are true, correct, and complete. There is no tax sharing agreement that will require any payment by either of the Targets after the date of this Agreement.

3.9         No Material Adverse Effects. Since January 1, 2013, there have not been any events that have had a Material Adverse Effect upon the business, operations, properties, prospects, assets, or condition of either of the Targets, and no event has occurred or circumstance exists that may result in such a Material Adverse Effect, and, except for this Agreement, the neither of the Targets have, except as set forth on Schedule 3.9:

(a)          had any material adverse changes in the its condition (financial or otherwise), operations, business, properties, assets, or Liabilities, other than changes in the Ordinary Course of Business;

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(b)          suffered any substantial losses or waived any substantial rights;

(c)          had any resignations or terminations of employment of any of its key officers or key employees;

(d)          entered into any transactions not in the Ordinary Course of Business;

(e)          been Threatened with any Proceedings or received any notice of or become aware of any facts that would reasonably be expected to lead to any Proceedings; or

(f)          agreed, whether orally or in writing, to do any of the foregoing.

3.10      Compliance with Legal Requirements; Governmental Authorizations.

(a)         Except as set forth in Schedule 3.10(a):

(i)          Each of the Targets are, and at all times since January 1, 2012, have been, in compliance with each material Legal Requirement that is or was applicable to either of the Targets or to the conduct or operation of either of its Businesses or the ownership or use of either of the Targets’ assets, including but not limited to compliance with all Licenses; and

(ii)         Neither of the Targets has received, at any time since January 1, 2012, any notices or other written communications from any Governmental Body, including the Financial Industry Regulatory Authority (“FINRA”), or any other Person regarding any violation of, or failure to comply with, any Legal Requirement.

(b)         Schedule 3.10(b) contains a complete and accurate list of each material Governmental Authorization, including but not limited to the Licenses, that are held by each of the Targets or that otherwise relates to the Businesses of each of the Targets. Each Governmental Authorization listed or required to be listed in Schedule 3.10(b) of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Schedule 3.10(b):

(i)          Following reasonable investigation and inquiry, to the best of the Knowledge of Seller, there is no fact, event, or circumstance indicating that either of the Targets have not, and at all times since January 1, 2012, have not been, in compliance in all material respects with the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.10(b);

(ii)         Following reasonable investigation and inquiry, to the best of the Knowledge of Seller, there is no event, occurrence, or circumstance that (with or without notice or lapse of time) (A) constitutes or results directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.10(b) of the Disclosure Schedule or (B) results directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.10(b);

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(iii)        Neither of the Targets have received, at any time since January 1, 2013, any notices or other written communications from any Governmental Body or any other Person regarding (A) any violations of or failure to comply with any terms or requirements of any Governmental Authorization, or (B) any revocations, withdrawals, suspensions, cancellations, terminations of, or modifications to any Governmental Authorization; and

(iv)        all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.10(b) and for renewal of the Licenses have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c)         The Governmental Authorizations listed in Schedule 3.10(b) collectively constitute all of the Governmental Authorizations necessary to lawfully conduct and operate the Businesses in the manner currently conducted and operated.

(d)         To the best of Seller’s Knowledge, and following a reasonable investigation, there is no ongoing investigation into either CSI Business or CIA Business by any Governmental Body.

3.11       Legal Proceedings; Judgments. Except as set forth in Schedule 3.11, (a) no Proceeding involving or related to either of the Targets, the Businesses or any officers, employees, directors, or agents of either of the Targets, are currently pending; (b) no Judgments involving or related to either of the Targets or the Businesses are currently outstanding; and (c) no breach of contracts, breach of warranties, torts, negligence, infringements, product liabilities, discrimination, wrongful discharges, or other claims of any nature or related to the Businesses have been asserted or, to the Knowledge of Seller following reasonable investigation and inquiry, Threatened against either of the Targets at any time since January 1, 2012.

3.12       Intellectual Property; Trade Secrets.

(a)          Schedule 3.12(a) sets forth a complete list of all of the Intellectual Property each of the Targets own or have the right to use, except for mass-produced, shrink wrap computer software products licensed by third parties at a cost to each of the Targets of less than $2,500 (“Target Intellectual Property”). To the Knowledge of Seller, the Targets are not, and have not received written notices or complaints that they are, infringing upon the intellectual property rights of any third party with respect to either of the Targets’ use of Targets Intellectual Property, nor does Seller have Knowledge that any third party is infringing upon the rights of either of the Targets in Target Intellectual Property. To the Knowledge of Seller, there are no claims pending against either of the Targets alleging that either of the Targets’ use of Target Intellectual Property infringes on the intellectual property rights of any third party and no such claim is Threatened.

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(b)          To the Knowledge of Seller, each of the Targets has taken commercially reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets. Following reasonable investigation and inquiry, to the Knowledge of Seller, each of the Targets own or have the unrestricted right to use and to transfer to Buyer all of the Trade Secrets.

3.13       Interests of Related Persons.  Except for normal advances for business expenses incurred in the Ordinary Course of Business, no Related Person of Seller, nor any affiliate of any of the foregoing parties, has any loan or other obligation outstanding to or from either of the Targets, or for which either of the Targets are or may be liable under a guaranty or otherwise, or has any material interest in any firm, person, or entity with which either of the Targets have entered into any contract or lease, or with which either of the Targets do business and which would influence that person in doing business with either of the Targets, other than as set forth in Schedule 3.13.

4.         Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

4.1           Existence and Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada, with full power and authority to own or lease and use its properties and assets and to carry on its business as such business is now conducted.

4.2           Authorization. Buyer has the requisite corporate power and authority to execute, deliver, and perform this Agreement and the Contemplated Transactions to which it is a party, all necessary corporate actions of Buyer’s Board of Directors authorizing the execution, delivery, and performance hereof and thereof having been taken. This Agreement has been duly executed and delivered by Buyer and constitutes, and the Contemplated Transactions to which it will be a party will be duly executed and delivered and, when so executed and delivered, will constitute valid and legally binding agreements of Buyer enforceable against it in accordance with their respective terms, subject, as to enforcement, bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer, and other laws affecting creditors’ rights generally and to general equitable principles.

4.3           Regulatory Consents. Except for notice filings or applications required by Buyer with FINRA, no applications, notices, reports, or other filings are required to be made by Buyer with, and no consents, registrations, approvals, permits, or authorizations are required to be obtained by Buyer from, any Governmental Body in connection with the execution, delivery and performance of this Agreement or the Contemplated Transactions by Buyer, and the consummation by it of the transactions contemplated hereby. To Buyer’s Knowledge, there is no reason why any required regulatory approvals or consents may not be received or may be subject to the imposition of an onerous condition.

5.         Covenants of Seller Prior to Closing Date.

5.1           Clients List; Access and Investigation. Between the date of this Agreement and the Closing Date, Seller or Representatives of Seller and each of the Targets will (a) furnish to Buyer on Schedule 5.1 a list of Clients of each of the Targets as of the date hereof showing for each Client the Client’s name, Managed Assets as of June 30, 2014, (b) afford Buyer and its Representatives full and free access to each of the Targets’ personnel, properties (including environmental testing), contracts, books and records, and other documents and data during reasonable and customary business hours, (c) furnish Buyer and its Representatives with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (d) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request.

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5.2        Operation of the Business of the Targets. Between the date of this Agreement and the Closing Date, Seller will ensure that each of the Targets will:

(a)          conduct the Businesses only in the Ordinary Course of Business;

(b)          use its reasonable best efforts to preserve intact the current business organization of each of the Targets, keep available the services of the current officers, employees, and agents of each of the Targets, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, insurers, and others having business relationships with either of the Targets;

5.3           Available Cash after Closing. Seller will have no obligation to ensure that any cash is on deposit in any account owned or controlled by either of the Targets after the Closing Date. Each of the Targets will be allowed to dividend all available cash to Seller concurrent with the Closing.

5.4           Negative Covenant. Except as otherwise expressly required pursuant to this Agreement, between the date of this Agreement and the Closing Date, Seller and each of the Targets will not, without the prior written approval from Buyer, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.6 occurs or is reasonably likely to occur.

5.5           Required Approvals. As promptly as practicable after the date of this Agreement, Seller will use commercially reasonable efforts to make, or to cause each of the Targets to make, all filings required by Legal Requirements to be made by any of them in order to consummate the Contemplated Transactions and will use commercially reasonable efforts to obtain, or will use commercially reasonable efforts to cause each of the Targets to obtain, all consents identified on Schedule 3.12(c); provided, however, that this Agreement will not require either of the Targets or Seller to dispose of or make any commercially unreasonable change in any portion of either of the Businesses or Seller’s business or assets or to incur any commercially unreasonable burden to obtain a Governmental Authorization.

6.         Covenants of Buyer Prior to Closing Date.

6.1           Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each such Related Person to, (a) cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Seller in obtaining all consents identified in Section 3.2 of the Disclosure Schedule.

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6.2         Reasonable Best Efforts. Except as set forth in Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its reasonable best efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7.          Conditions Precedent to Buyer’s Obligation to Close. Buyer’s obligation to purchase the Shares and the Membership Interestsand to take the other actions required to be taken by Buyer to consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1         Due Diligence and Disclosure Schedule. Buyer shall have completed its due diligence investigation and review of each of the Targets and its review of the Disclosure Schedules attached to this Agreement and the results thereof shall be satisfactory to Buyer in its sole discretion; provided, however, that it shall be conclusively presumed that this condition has been satisfied on the earlier of (i) the Closing Date, or (ii) the thirtieth day after the date hereof.

7.2         Accuracy of Representations. Seller’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date except (a) for any changes resulting from activities or transactions which may have taken place after the date hereof and are permitted or contemplated by this Agreement or which have been entered into or have otherwise occurred in the Ordinary Course of Business of each of the Targets and (b) except to the extent that such representations and warranties are made as of another specified date and, as to such representations and warranties, the same shall be true as of such specified date.

7.3         Seller’s Performance.

(a)          All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

(b)          Each document required to be delivered pursuant to Section 2.3 must have been delivered, and each of the other covenants and obligations in Article 5 must have been performed and complied with in all material respects.

7.4         Regulatory Consents. Each of the Consents contemplated by Section 5.5 of this Agreement must have been obtained and must be in full force and effect.

7.5         No Proceedings. There shall not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.6         No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any Material Adverse Effect under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

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7.7         Operation in the Ordinary Course; No Adverse Change.  From the effective date of this Agreement through the Closing Date, each of the Targets shall have operated in the Ordinary Course of Business without undertaking any extraordinary activities or transactions (including, without limitation, material sales of assets outside the Ordinary Course of Business). There shall not have been any Material Adverse Effect with respect to either of the Targets, either of the Targets’ financial condition, prospects, or results of operations, and none of the changes or events listed in Section 3.7 and Section 3.14 hereof shall have occurred.

7.8         License Agreements. Within 30 days of the date of this Agreement, Seller and Buyer shall enter into a license agreement permitting the current employees of Seller who will become employees of Buyer on the Closing Date to use the premises of Seller to continue conducting the Business on the premises, provided that all requirements of the license agreement are satisfied.

8.        Conditions Precedent to Seller’ Obligation to Close.  Seller’s obligation to sell the Shares and the Membership Interests and to take the other actions required to be taken by Seller to consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1         Accuracy of Representations. Each of Buyer’s representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2         Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

8.3         No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

8.4         Regulatory Consents. Each of the Consents contemplated by Section 6.1 of this Agreement must have been obtained and must be in full force and effect.

8.5         Employee Hiring. Within 15 days of the date of this Agreement, Buyer shall offer employment, subject to customary hiring practices, including pre-hire screenings and pre-hire drug testing, to each of the employees of the Targets listed on Schedule 8.5 of the Disclosure Schedules (the “Employees”). Schedule 8.5 shall include the name, position, location, and Target Start Date for each Employee. Buyer shall require each Employee to accept or reject the offer of employment within 15 days of receipt of the offer by Buyer. If any Employee ceases to be employed by Buyer within 45 days of the Closing Date, and such Employee is not terminated for cause by Buyer, Seller shall reimburse Buyer for the wages paid to such Employee.

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8.6         License Agreements. Within 30 days of the date of this Agreement, Seller and Buyer shall enter into a license agreement permitting the current employees of Seller who will become employees of Buyer on the Closing Date to use the premises of Seller to continue conducting the Business, provided that all requirement of the license agreement are satisfied.

9.         INDEMNIFICATION.

9.1         Survival; Right to Indemnification not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, the certificate delivered pursuant to Section 2.3(b)(iii), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, or obligations.

9.2         Indemnification and Payment of Damages by Seller.

(a)         Seller will indemnify and hold harmless Buyer, each of the Targets, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental, special, consequential, and punitive damages), expense (including the cost of investigation and offense and reasonable attorneys’ fees), whether or not involving a third party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(i)          any breach of any representation or warranty made by Seller in this Agreement or any other certificate or document delivered by Seller pursuant to this Agreement;

(ii)         any breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such breach that is expressly identified in the certificate delivered pursuant to Section 2.3(b)(iii) as having caused any condition specified in Section 7 not to be satisfied; and

(iii)        any breach by Seller of any covenant or obligation of Seller in this Agreement.

(b)         The Seller will not have any liability (for indemnification or otherwise) with respect to any breach of any representation or warranty unless, on or before the twelve-month anniversary of the Closing Date, the Buyer notifies the Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Buyer.

(c)         The Seller’ maximum liability for Damages with respect to a claim for indemnification or reimbursement based upon a breach of any representation or warranty shall be limited to and shall not exceed 50% of the Purchase Price proceeds actually received by Seller.

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(d)          The indemnification obligations of Seller under this Article 9 shall be the sole and exclusive remedy of the Buyer or any other Indemnified Person available at law or in equity for any breach of any representation, warranty, covenant or other terms, conditions or obligations of Seller under this Agreement and the Buyer (on its behalf and on behalf of all Indemnified Persons) hereby waives and releases any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any tort claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

(e)          The remedies provided in this Section 9 shall be the exclusive remedies that may be available to Buyer or the other Indemnified Persons.

9.3         Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Seller, and pay to Seller the amount of any Damages arising, directly or indirectly, from (a) any breach or inaccuracy of any representation and warranty of the Buyer contained in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, or (b) any breach of, or failure of the Buyer to perform, any covenant or agreement of the Buyer contained in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement.

9.4         Procedure of Indemnification—Third Party Claims.

(a)          Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceeding against it, such, if a claim is to be made against an indemnifying party (i.e., Seller), give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any Indemnified Person, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the Indemnified Person’s failure to give such notice.

(b)          If any Proceeding referred to in Section 9.4(a) is brought against an Indemnified Person and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the Indemnified Person and, after notice from the indemnifying party to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person, under this Section 9.4 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in the Proceeding within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be affected by the indemnifying party without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person in the effect any other claims that may be made against the Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within 10 days after the Indemnified Person’s notice, give notice to the Indemnified Person of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Person.

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(c)          Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

9.5         Procedure for Indemnification—Other Claims. A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought.

9.6         arbitration. Any disputes regarding any claims for indemnification under this Article 9 shall be resolved in accordance with Section 12.12 hereof.

10.       Termination.

10.1       Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)          by either Buyer or Seller if a material breach of this Agreement has been committed by the other party and such breach has not been (i) remedied within ten business days following receipt of written notice from the other party specifying such breach and demanding that it be remedied or (ii) waived;

(b)          (i) by Buyer if any of the conditions in Section 7 have not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(c)          by mutual consent of Buyer and Seller; or

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(d)          by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2014.

10.2       Effect of Termination. Each party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

11.         POST-CLOSING COVENANTS.

11.1       Taxes.

(a)         Any sales, use, real estate transfer, recording, excise, transfer or similar Tax upon or with respect to the transactions contemplated hereunder, and any recording or filing fees with respect thereto, will be borne by Seller and Seller shall, at its own expense, file, to the extent required by Law, all necessary Tax Returns and other documentation with respect to all such Taxes. If required by applicable Law, Buyer shall join in the execution of any such Tax Returns after its review and approval of the contents thereof.

(b)         After the Closing Date, Seller and Buyer shall:

(i)          assist the other in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with the provisions of this Section 11.1;

(ii)         cooperate fully in preparing for any audits or examinations of, or any disputes with Tax authorities regarding, any Tax Returns of Seller for any Tax period or portion of a tax period ending on or before the Closing Date; and

(iii)        furnish each other with copies of correspondence received from any Tax authority in connection with any Tax audit or examination with respect to any such Tax Return or any administrative or court proceedings relating to any such Tax audit or examination.

11.2       Confidentiality. After the Closing, except as required by applicable Law, each party will, and will cause all Related Persons to, hold, and will cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the terms of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that a party may disclose any such information to the extent that such party is required to disclose for tax purposes, financial reporting purposes, or otherwise by Law. If a party or any of its Related Persons or Representatives discloses any such information in accordance with the immediately preceding proviso as a result of tax purposes (other than in connection with preparing, filing, and/or amending tax returns or handling any matters with respect to such tax returns), financial reporting purposes or otherwise by Law, such party shall promptly notify the other party in writing and, if applicable, shall exercise its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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11.3       Employee Matters. Buyer shall provide each Employee who accepts an offer of employment with substantially similar compensation to such Employee’s current level. Buyer and Seller shall use commercially reasonable efforts to ensure that each Employee who accepts an offer of employment with Buyer is employed by Buyer on his or her Target Start Date. Nothing herein shall be construed to require Buyer to hire any Employee for any particular period of time and all Employees (except any employed pursuant to an employment agreement) who become employees of Buyer shall be considered “at will” employees of Buyer.

12.       General Provisions.

12.1       Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, financial advisors, investment bankers and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party.

12.2       Casualty Loss. Seller shall bear the risk of loss, destruction, or damage to each of the Targets and the assets of each of the Targets caused by fire or other casualty through the Closing Date. Thereafter such risk shall shift to Buyer.

12.3       Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Seller mutually determine. Unless consented to by each party hereto in advance or required by Legal Requirements, prior to the Closing, the parties shall and shall cause their Representatives to keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than the parties’ Representatives.

12.4       Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed given: (a) when personally delivered to the party to be given such notice or other communication; (b) on the business day that such notice or other communication is sent by facsimile or similar electronic device, fully prepaid, which facsimile or similar electronic communication shall promptly be confirmed by mailed notice; (c) on the third business day following the date of deposit in the United States mail if such notice or other communication is sent by certified or registered mail with return receipt requested and postage thereon fully prepaid; or (d) on the business day following the day such notice or other communication is sent by reputable overnight courier, to the following:

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If to Seller:	CertusHoldings, Inc. 2 West Washington Street, Suite 700 Greenville, SC 29601 Attn: Thomas Simpson Telephone: (864) 478-1389 Email: thomassimpson@certusbank.com

If to Buyer:	Investview, Inc. 54 Broad Street, Suite 304 Red Bank, NJ 07701 Attn: Dr. Joseph Louro Telephone: Email: drjoelouro@investview.com or to such other address or facsimile number as the parties may designate by proper notice.

12.5       Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) do such other acts and things, all as the other party may reasonably request for the purpose of effecting the intent of this Agreement and the documents referred to in this Agreement or effecting or memorializing the Contemplated Transactions.

12.6       Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement or any document delivered in connection with the Contemplated Transactions will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that is given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement or in any document delivered in connection with the Contemplated Transactions.

12.7       Entire Agreement and Modification. This Agreement supersedes all prior agreements between Buyer and Seller and constitutes (together with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the parties hereto.

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12.8       Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior written approval from the other parties except that Buyer may assign any of its rights under this Agreement to any Related Person or Subsidiary of Buyer; but no such assignment will release Buyer from any obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, successors, personal representatives and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their heirs, successors, personal representatives and permitted assigns.

12.9       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree or in a particular circumstance will remain in full force and effect to the extent not held invalid or unenforceable and in all other circumstances.

12.10     Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. Except as otherwise expressly set forth herein, all references to “Article” or “Articles” or “Section” or “Sections” refer to the corresponding Article or Articles or Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

12.11     Arbitration. Any controversy or claim arising out of or relating to this Agreement or any related agreement shall be settled by arbitration in accordance with the following provisions:

(a)          The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement or any of the transactions contemplated by this Agreement. Disputes include actions for breach of contract with respect to this Agreement, as well as any claim based upon tort or any other causes of action. In addition, the arbitrators selected according to procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States. The forum for the arbitration shall be Atlanta, Georgia, and the governing Law for the arbitration shall be the Law of the State of Georgia, without reference to its conflicts of laws provisions. There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within ten days after the initiation of an arbitration proceeding, Seller shall select one arbitrator and Buyer shall select one arbitrator, and those two arbitrators shall then select, within ten days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such ten-day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association. The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties. Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrators.

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(b)          The arbitration shall be administered by the American Arbitration Association. The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. If there is any conflict between those rules and the provisions of this Section, the provisions of this Section shall prevail.

(c)          The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall not have power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages.

12.12    Litigation. In the event that the prior, binding arbitration set forth in Sections 12.11(a)-(c) above shall for any reason be deemed unenforceable, the parties to this Agreement consent and agree that any disputes between the parties or any disputes arising under this Agreement shall be exclusively resolved in the State Courts of Greenville, South Carolina or the United States District Court for South Carolina. The parties to this Agreement consent to jurisdiction in and agree to have any such disputes exclusively resolved in these two courts. The parties agree that these courts are the most convenient venue for the resolution of any such disputes.

12.13    Legal Fees and Costs. Except as provided in Section 12.11 above, if a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, the prevailing party shall be entitled to recover its reasonable legal fees and costs from the other party.

12.14    Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

12.15    Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLER

CERTUSHOLDINGS, INC.

By:	/s/ Len Davenport
Name: Len Davenport
Title: Treasurer

BUYER

INVESTVIEW, INC.

By:	/s/Dr. Joseph Louro
Name: Dr. Joseph Louro
Title: Chief Executive Officer

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Schedule 3.2(b)

Conflicts

To be delivered by Seller prior to Closing

22

Schedule 3.2(c)

Required Notices, Consents, and Authorizations

To be delivered by Seller prior to Closing

23

Schedule 3.2(d)

Contracts Relating to the Issuance, Sale or Transfer or Shares or Membership Interest

To be delivered by Seller prior to Closing

24

Schedule 3.5(a)

Material Contracts

To be delivered by Seller prior to Closing

25

Schedule 3.7(a)

Licenses

To be delivered by Seller prior to Closing

26

Schedule 3.7(b)

Complaints or Actions

To be delivered by Seller prior to Closing

27

Schedule 3.8(a)

Taxes Contested

To be delivered by Seller prior to Closing

28

Schedule 3.8(c)

Taxes Returns Under Audit

To be delivered by Seller prior to Closing

29

 Schedule 3.9

Material Changes

To be delivered by Seller prior to Closing

30

Schedule 3.10(a)

Exceptions to Legal Compliance

To be delivered by Seller prior to Closing

31

Schedule 3.10(b)

Government Authorization

To be delivered by Seller prior to Closing

32

 Schedule 3.11

Legal Proceedings

To be delivered by Seller prior to Closing

33

Schedule 3.12(a)

Intellectual Property

To be delivered by Seller prior to Closing

34

Schedule 3.13

Interests of Related Persons

To be delivered by Seller prior to Closing

35

Schedule 5.1

Client List

To be delivered by Seller prior to Closing

36

Section 8.5

Hiring Employees

To be provided by Buyer

Teammate Number	Name	Dept No	Department	Function	Job Title	Location	Target Start Date	Disposition

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Exhibit A

DEFINITIONS

“Accounts Receivable” means all trade accounts receivable and other rights to payment from customers of any Seller and the full benefit of all security for such accounts or rights to payment, including all commissions, compensation, and bonuses received from any insurers arising from the sale or renewal of any insurance policies or products and all trade accounts receivable representing amounts receivable in respect of products sold or services rendered to customers of any Seller, all other accounts receivable of any Seller and full benefit of all security for such accounts and any claim, remedy or any other right related to any of the foregoing.

“Agreement” has the meaning set forth in the Introduction and Background Sections of this Agreement.

“Ancillary Agreements” has the meaning set forth in Section 2.3(a)(iii) of this Agreement.

“Businesses” has the meaning set forth in the Background Section of this Agreement.

“Buyer” has the meaning set forth in the Introduction and Background Sections of this Agreement.

“CIA” has the meaning set forth in the Background Section of this Agreement.

“CIA Business” has the meaning set forth in the Background Section of this Agreement.

“CSI Business” has the meaning set forth in the Background Section of this Agreement.

“Clients” shall mean, collectively, the clients to which Seller provide investment management or investment advisory services as of the date hereof.

“Closing” has the meaning set forth in Section 2.4 of this Agreement.

“Closing Date” means the date and time as of which the Closing actually takes place, as set forth in Section 2.4.

“Consent” means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means this Agreement along with the Ancillary Agreements.

“Damages” has the meaning set forth in Section 9.2(a) of this Agreement.

“Employees” has the meaning set forth in Section 8.5 of this Agreement.

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“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer (other than restrictions on transfer under applicable securities laws), receipt of income or exercise of any other attribute of ownership.

“GAAP” means United States generally accepted accounting principles applied consistently.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a)          nation, state, county, city, town, village, or district;

(b)          federal, state, local, municipal, foreign, or other government;

(c)          governmental or quasi-governmental authority or any similar recognized organization or body (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(d)          multi-national organization or any similar recognized organization or body; or

(e)          other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Intellectual Property” means any and all trade names, and all derivatives thereof, trademarks, service marks, logos, patents, patent rights, copyrights (as well as applications, registrations and certificates for any of the foregoing), and proprietary processes and formulas, inventions, Trade Secrets, know-how of each of the Targets and other proprietary rights of either of the Targets generally considered to be intellectual property.

“IRC” means the Internal Revenue Code of 1986, as amended, and regulations issued pursuant to the IRC.

“Judgment” means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, Governmental Body, administrative agency, regulatory authority or arbitration tribunal.

“Knowledge” means, with respect to a Person, and includes those facts or matters that any individual who is serving, or who has at any time served, as an owner, director, officer, executive, partner, manager, member, executor, or trustee of that Person (or in any similar capacity) (a) is, or at any time was, actually aware of that fact or matter; or (b) could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

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“Knowledge of Seller” and all derivative forms thereof means, collectively, the knowledge of the Seller and executive officers of Seller with respect to such facts or matters of which such Persons are actually aware or reasonably should be aware in their capacity as the executive officers of Seller, and such knowledge is supported by the Affidavit and Certificate.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, self regulatory agency, or other administrative order, constitution, law, ordinance, principle of common law, regulation,rule, statute, or treaty including, but not limited to, approval from FIRNA with respect to the change in ownership of CSI under Rule 1017.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) related to the Businesses.

“Licenses” means all permits, licenses, qualifications, consents, orders, waivers, Governmental Authorizations, or other authorizations used in, necessary for, relating to or arising from the conduct of the Businesses.

“Managed Assets” shall mean, as of any date, with respect to any Client, the aggregate asset value of the Client’s assets as of such date with respect to which Seller provides investment management or investment advisory services.

“Membership Interest” means the membership interest in CIA, a Georgia limited liability company.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if such action is consistent in all material respects with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person.

“Organizational Documents” means (a) the articles of organization and the operating agreement of a limited liability company; (b) the articles of incorporation and the bylaws of a corporation; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

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“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” has the meaning set forth in Section 2.2 of this Agreement.

“Related Person” means, with respect to a specified Person other than an individual:

(a)          any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

(b)          any Person that holds a Material Interest in such specified Person;

(c)          each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d)          any Person in which such specified Person holds a Material Interest; and

(e)          any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Schedule” means any disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Seller” has the meaning set forth in the Background Section of this Agreement.

“Shares” means shares of the outstanding common stock of CertusSecurities, Inc., a Georgia corporation.

“Subsidiary” means, with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests (a) having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or (b) otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Target Intellectual Property” has the meaning set forth in Section 3.12(a) of this Agreement.

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“Targets” has the meaning set forth in the Background Section of this Agreement.

“Tax” means all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, payroll, withholding, employment, occupation, disability, excise, estimated, stamp, property (personal or real), environmental, custom duties, unemployment, or other taxes of any kind whatsoever, together with any interest, additions, or penalties thereto and any interest in respect of such interest and penalties, related to the Businesses.

“Tax Return” means any return (including any information return), declaration, report, or statement relating to Taxes required to be filed with, or submitted to, any Governmental Body, including any schedule or attachment thereto and including any amendment thereof, on behalf of the Business.

“Threatened” means, with respect to any claim, Proceeding, dispute, action or other matter, that a demand with respect to such claim, Proceeding, dispute action or matter has been made in writing or a notice of such claim, Proceeding, dispute, action or other matter has been given in writing.

“Trade Secrets” means all information of either of the Targets, including all know-how, trade secrets, confidential information, customer identities and lists, revenue figures from customers’ accounts, customer risk requirements and characteristics, key contact personnel, financial data and performance, payroll, policy expiration dates, policy terms, conditions and rates, information about prospective customers, information about methods of soliciting business and marketing programs, information about specialized insurance markets, software, technical information, data, process technology, plans, drawings, and blue prints which (a) derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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Exhibit B

Form of License Agreement

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Exhibit C

Assignment of Shares

FOR VALUE RECEIVED, the undersigned, CertusHoldings, Inc. (“Assignor”), a Delaware corporation, does hereby irrevocably assign and transfer unto Investview, Inc. (“Assignee”), a [___________] corporation, all of Assignor’s right, title and interest in and to the shares of stock of CertusSecurities, Inc. (“CSI”), a Georgia corporation (the “Shares”), standing or listed in the name of Assignor on the books of CSI. Assignor hereby represents and warrants to Assignee that Assignor has not pledged, assigned, hypothecated, or otherwise encumbered the Shares in any way and is the sole and exclusive owner of the Shares.

Dated: October_, 2014

Address:	Assignor:

1170 Peachtree Street, Suite 2400	CERTUSHOLDINGS, INC.
Atlanta, GA 30309

By: Len Davenport
Its: Treasurer

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Exhibit D

ASSIGNMENT OF MEMBERSHIP INTEREST

This Assignment of Membership Interestsis made as of October __, 2014, by and between CertusHoldings, Inc., a Delaware Corporation (“Assignor”), and Investview, Inc., a [_________] corporation (“Assignee”). Capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement (the “Agreement”), dated as of October __, 2014, by and between Assignor and Assignee.

For good and valuable consideration, receipt of which is hereby acknowledged, Assignor and Assignee agree as follows:

1.          Assignor does hereby assign, transfer, and convey unto Assignee the right, title, and interest in and to all of Assignor’s Membership Interests in Certus Investment Advisors, LLC (“CIA”), a Georgia limited liability company, together with all right, title, and interest in and under the Operating Agreement of CIA, as amended from time to time.

2.          Assignee hereby acknowledges and accepts the foregoing assignment and acknowledges and accepts that hereinafter the Membership Interests shall be owned by the Assignee.

Address:	ASSIGNEE:

INVESTVIEW, INC.

By: Dr. Joseph Louro
Its: Chief Executive Officer

Address:	ASSIGNOR:

CERTUSHOLDINGS, INC.

By: Len Davenport
Its: Treasurer

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